Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share	457(c)(1)	17,400,000	$0.1765	$3,071,100	0.0001102	$338.44
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$3,071,100
	Total Fees Previously Paid							$0
	Total Fee Offsets							0
	Net Fee Due							$338.44

(1)	Consists of common shares that may be issued upon the exercise of the Purchase Warrants as described in the registration statement. Includes an indeterminable number of additional common shares, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($0.208) and low ($0.145) sale prices of the registrant’s common shares on November 21, 2022, as reported on The Nasdaq Capital Market.